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                             AGREEMENT AND PLAN OF MERGER


                                     by and among


                                   AEGIS GROUP PLC,


                               AEGIS ACQUISITION CORP.


                                         and


                                  MARKET FACTS, INC.



                              DATED AS OF APRIL 29, 1999



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--------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

Section                                                                   Page
1.        The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          1.1       The Offer. . . . . . . . . . . . . . . . . . . . . . . . 1
          1.2       Offer Documents. . . . . . . . . . . . . . . . . . . . . 2
          1.3       Company Actions. . . . . . . . . . . . . . . . . . . . . 3
          1.4       Directors. . . . . . . . . . . . . . . . . . . . . . . . 4

2.        The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
          2.1       The Merger . . . . . . . . . . . . . . . . . . . . . . . 5
          2.2       Effective Time . . . . . . . . . . . . . . . . . . . . . 5
          2.3       Effect of the Merger . . . . . . . . . . . . . . . . . . 5
          2.4       Charter; By-laws; Directors and Officers . . . . . . . . 6
          2.5       Conversion of Securities . . . . . . . . . . . . . . . . 6
          2.6       Payment for Shares . . . . . . . . . . . . . . . . . . . 7
          2.7       Stock Transfers. . . . . . . . . . . . . . . . . . . . . 8
          2.8       Stock Options. . . . . . . . . . . . . . . . . . . . . . 8
          2.9       Dissenting Shares. . . . . . . . . . . . . . . . . . . . 9
          2.10      Lost Certificates. . . . . . . . . . . . . . . . . . . .10

3.        Representations and Warranties Of Parent and the Purchaser . . . .10
          3.1       Organization . . . . . . . . . . . . . . . . . . . . . .10
          3.2       Authority Relative to this Agreement . . . . . . . . . .10
          3.3       Financing. . . . . . . . . . . . . . . . . . . . . . . .11
          3.4       Ownership of Shares. . . . . . . . . . . . . . . . . . .11
          3.5       Information Supplied . . . . . . . . . . . . . . . . . .11
          3.6       Interim Operations of Purchaser. . . . . . . . . . . . .11
          3.7       Board Recommendation . . . . . . . . . . . . . . . . . .11

4.        Representations and Warranties of the Company. . . . . . . . . . .12
          4.1       Organization and Qualification . . . . . . . . . . . . .12
          4.2       Subsidiaries . . . . . . . . . . . . . . . . . . . . . .12
          4.3       Capitalization . . . . . . . . . . . . . . . . . . . . .12
          4.4       Authority Relative to Agreement. . . . . . . . . . . . .13
          4.5       Compliance . . . . . . . . . . . . . . . . . . . . . . .13
          4.6       Commission Filings . . . . . . . . . . . . . . . . . . .14
          4.7       Material Contracts . . . . . . . . . . . . . . . . . . .16
          4.8       Litigation . . . . . . . . . . . . . . . . . . . . . . .16
          4.9       Properties . . . . . . . . . . . . . . . . . . . . . . .17
          4.10      Intellectual Property. . . . . . . . . . . . . . . . . .17
          4.11      Labor Matters. . . . . . . . . . . . . . . . . . . . . .18
          4.12      Board Recommendation . . . . . . . . . . . . . . . . . .19


                                          i

          4.13      Compliance with Law. . . . . . . . . . . . . . . . . . .19
          4.14      Changes. . . . . . . . . . . . . . . . . . . . . . . . .19
          4.15      Vote Required For Merger . . . . . . . . . . . . . . . .20
          4.16      Information Supplied . . . . . . . . . . . . . . . . . .20
          4.17      Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .20
          4.18      Pension and Benefits Plans; ERISA. . . . . . . . . . . .21
          4.19      Insurance Policies and Coverages . . . . . . . . . . . .24
          4.20      Environmental Matters. . . . . . . . . . . . . . . . . .24
          4.21      Rights Agreement . . . . . . . . . . . . . . . . . . . .25
          4.22      Year 2000. . . . . . . . . . . . . . . . . . . . . . . .25
          4.23      Opinion of Financial Advisor . . . . . . . . . . . . . .25
          4.24      Section 203 of the Delaware Law Not Applicable . . . . .25
          4.25      Absence of Certain Changes . . . . . . . . . . . . . . .26

5.        Conduct of Business Pending the Merger . . . . . . . . . . . . . .26

6.        Additional Agreements. . . . . . . . . . . . . . . . . . . . . . .28
          6.1       Proxy Statement. . . . . . . . . . . . . . . . . . . . .28
          6.2       Action of Stockholders of the Company; Voting and
                    Disposition of the Shares; Approval by Parent. . . . . .28
          6.3       Expenses . . . . . . . . . . . . . . . . . . . . . . . .29
          6.4       Additional Agreements. . . . . . . . . . . . . . . . . .30
          6.5       Third Party Offers . . . . . . . . . . . . . . . . . . .30
          6.6       Access to Information. . . . . . . . . . . . . . . . . .32
          6.7       Officers' and Directors' Insurance; Indemnification. . .32
          6.8       Certain Contracts. . . . . . . . . . . . . . . . . . . .34
          6.9       Employee Stock Ownership Plan. . . . . . . . . . . . . .34
          6.10      Employee Matters . . . . . . . . . . . . . . . . . . . .34
          6.11      Appraisal Rights . . . . . . . . . . . . . . . . . . . .35
          6.12      Accountants. . . . . . . . . . . . . . . . . . . . . . .35

7.        Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
          7.1       Conditions to Obligation of Each Party to Effect the
                    Merger . . . . . . . . . . . . . . . . . . . . . . . . .35
          7.2       Conditions of Obligations of Parent and Purchaser. . . .36
          7.3       Conditions of Obligations of the Company . . . . . . . .36

8.        Termination, Amendment and Waiver. . . . . . . . . . . . . . . . .37
          8.1       Termination. . . . . . . . . . . . . . . . . . . . . . .37
          8.2       Effect of Termination. . . . . . . . . . . . . . . . . .38
          8.3       Amendment. . . . . . . . . . . . . . . . . . . . . . . .38
          8.4       Waiver . . . . . . . . . . . . . . . . . . . . . . . . .38

9.        General Provisions . . . . . . . . . . . . . . . . . . . . . . . .39
          9.1       Brokers. . . . . . . . . . . . . . . . . . . . . . . . .39
          9.2       Public Statements. . . . . . . . . . . . . . . . . . . .39


                                          ii


          9.3       Notices. . . . . . . . . . . . . . . . . . . . . . . . .39
          9.4       Interpretation . . . . . . . . . . . . . . . . . . . . .40
          9.5       Representations and Warranties . . . . . . . . . . . . .41
          9.6       Action by Company. . . . . . . . . . . . . . . . . . . .41
          9.7       Miscellaneous. . . . . . . . . . . . . . . . . . . . . .41
          9.8       Waiver of Jury Trial . . . . . . . . . . . . . . . . . .41

ANNEX I             CONDITIONS TO THE OFFER. . . . . . . . . . . . . . . . . 1


                                       EXHIBITS

Exhibit A      Certificate of Incorporation of Surviving Corporation
Exhibit B      By-Laws of Surviving Corporation


                                      SCHEDULES

Schedule 4.2   Subsidiaries
Schedule 4.3   Capitalization
Schedule 4.5   Compliance
Schedule 4.6   Commission Filings
Schedule 4.7   Materials Contracts
Schedule 4.10  Intellectual Property
Schedule 4.11  Labor Matters
Schedule 4.14  Changes
Schedule 4.17  Taxes
Schedule 4.18  Pension and Benefit Plans; ERISA
Schedule 4.19  Insurance Policies and Coverages
Schedule 5.2   Conduct of Business Pending the Merger
Schedule 6.8   Certain Contracts

                                INDEX OF DEFINED TERMS

Definition                                                                Page
----------                                                                ----
Acquiring Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Applicable Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Associate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Break-up Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Claims.... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Code........ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Commission . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Company... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company 10-K's . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Company Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . .22
Company Intellectual Property Rights . . . . . . . . . . . . . . . . . . . .17
Company Pension Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .22
Company Welfare Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Competing Transaction. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Constituent Corporations . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
December Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Designation Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
DGCL........ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Disclosed Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Employee Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Encumbrance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Environmental Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
ERISA......... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
ESOP.......... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Executive Officer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Filings..... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Hazardous Substance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
HSR Act... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
Indemnified Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Independent Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Intervening Tender Offer . . . . . . . . . . . . . . . . . . . . . . . . . . 2



                                          iv


KPMG........ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Lien.......... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Marks....... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . . . . .12
Merger...... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Multiple Employer Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .22
Offer....... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Offer Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Offer to Purchase. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Option Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1, 25
Option Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Parent...... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Paying Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Payment Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Per Share Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Permitted Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Representative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
Review Report. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Reviewed Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .35
Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
Rights Agreement Amendment . . . . . . . . . . . . . . . . . . . . . . . . .25
Schedule 14D-1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Schedule 14D-9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Shares...... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Subsequent Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12, 40
Superior Proposal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Tax......... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Taxable... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Taxes..... . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
Trade Secrets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
U.S. Marks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Year 2000 Problem. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25

                             AGREEMENT AND PLAN OF MERGER



     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 29, 1999, is by and among Aegis Group plc, a company incorporated under the laws of England and Wales ("Parent"), Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and Market Facts, Inc., a Delaware corporation (the "Company").

                                       RECITALS

     1. Parent proposes to acquire the Company and the Company proposes to be acquired by Parent pursuant to the terms of this Agreement.

     2. In furtherance of such acquisition it is proposed that the Purchaser will make a cash tender offer (the "Offer") to purchase up to 100% of the issued and outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of the Company for $31.00 per Share, or such higher price as may be paid if the Offer is amended, net to the seller in cash (the "Per Share Amount").

     3. It is further proposed that the Purchaser, or another direct or indirect wholly-owned subsidiary of Parent, merge with and into the Company (the "Merger") following consummation of the Offer, and that the Shares not tendered and accepted pursuant to the Offer will thereupon be converted into the right to receive the Per Share Amount (Purchaser and the Company sometimes being hereinafter referred to as the "Constituent Corporations").

     4. As a condition and inducement to Parent's and Purchaser's entering into this Agreement and incurring the obligations set forth herein, concurrently with execution and delivery of this Agreement, Parent and Purchaser have entered into one or more Option and Voting Agreements (collectively the "Option Agreements") with the individuals and entities named therein (the "Stockholders"), pursuant to which, among other things, each Stockholder has agreed to vote the Shares then owned by such Stockholder in favor of the Merger, to grant Parent an irrevocable proxy to vote such Shares, and to grant an option to purchase all Shares then owned by such Stockholder to Parent.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Parent, the Purchaser and the Company hereby agree as follows:

1.   THE OFFER

     1.1 THE OFFER. Provided that nothing shall have occurred which would result in a failure to satisfy any of the conditions set forth in ANNEX I hereto, Parent shall cause the Purchaser to and the Purchaser shall, as soon as practicable after the date hereof, and in any event not later than five (5) business days after the day on which the Purchaser's intention to make the Offer is announced commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer for all of the outstanding Shares at the Per Share Amount. Subject to the Minimum Condition as defined in ANNEX I and subject only to the other conditions set forth in ANNEX I, the Purchaser shall consummate the Offer as soon as legally permissible. Purchaser expressly reserves the right to waive any such condition or to increase the Per Share Amount or, subject to the provisions of this Section 1.1, to make other changes in the terms and conditions of the Offer. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the Minimum Condition, and no other conditions except those set forth in ANNEX I hereto, and shall not be amended with respect to any provision thereof set forth in such Annex or the Minimum Condition, with respect to a reduction in the price or change in the form of consideration to be paid in the Offer, or with respect to an extension of the Offer (except as provided in this Section 1.1) without the consent of the Company; provided, however, that Purchaser may extend the expiration date (x) in its sole discretion from time to time, if on the initial scheduled or any extended expiration date of the Offer the Minimum Condition has not been satisfied, or any of the other conditions set forth in ANNEX I shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; provided, however, that unless agreed to by the Company, any extended expiration date pursuant to this clause (x) may not be later than ninety (90) days from the date of commencement of the Offer, or one hundred twenty (120) days from such date if within such ninety (90) day period a tender offer for at least 20% of the outstanding Shares is commenced by any person who is not an affiliate (as defined under the rules promulgated pursuant to the Securities Act of 1933) of Parent or Purchaser (an "Intervening Tender Offer"), or (y) for a period not to exceed ten (10) business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer, together with the Shares subject to the Option Agreements, without duplication, equal less than 90% of the outstanding Shares and Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer, or (z) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer. Without limiting the right of Purchaser to extend the Offer pursuant to the provisions of this Section 1.1, in the event that (i) the Minimum Condition shall not have been satisfied or (ii) the conditions set forth in ANNEX I shall not have been satisfied or waived at the scheduled or any extended expiration date of the Offer, at the request of the Company, the Purchaser shall, and Parent shall cause Purchaser to, extend the expiration date of the Offer in increments of five (5) business days each until the earliest to occur of (x) the satisfaction or waiver of the Minimum Condition or such other condition, (y) the termination of this Agreement in accordance with its terms, and (z) ninety (90) days from commencement of the Offer or one hundred twenty (120) days from such date in the event of an Intervening Tender Offer (unless extended by agreement of the parties). The Purchaser agrees to pay for all Shares tendered pursuant to the Offer that it is obligated to purchase as promptly as practicable.

     1.2 OFFER DOCUMENTS. On the date of commencement of the Offer, Parent and the Purchaser shall file with the Commission with respect to the Offer a
Schedule 14D-1 (the "Schedule 14D-1") which will comply in all material respects with the provisions of applicable federal securities law, and will contain the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements thereof or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Schedule 14D-1 and the Offer Documents, on the date the
Schedule 14D-1 is filed with the Commission, and on the date the Offer Documents are first published, sent or given to stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to written information supplied by the Company or any of its stockholders. Parent, Purchaser and the Company each agree promptly to correct the Schedule 14D-1 or the Offer Documents if and to the extent that any information provided by any of them shall have become false or misleading in any material respect, and to take all steps necessary to cause such Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on any Offer Documents before they are filed with the Commission. Parent and Purchaser agree to provide the Company and its counsel with any comments that Parent, Purchaser or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     1.3 COMPANY ACTIONS. The Company hereby consents to the Offer and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) unanimously determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company,
(ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, this Agreement, and the transactions contemplated hereby, including the Merger, for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and (iii) after considering its fiduciary duties under applicable law upon the advice of counsel, resolved to recommend acceptance of the Offer, approval and adoption of this Agreement and approval of the Merger by the Company's stockholders, and (b) Schroder & Co. Inc. has delivered to the Board of Directors of the Company its written opinion that the Offer Consideration and the Merger Consideration to be received by the holders of Shares in the Offer and the Merger, respectively, is fair, from a financial point of view, to such holders. The Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger if the Board of Directors of the Company shall conclude in good faith upon advice of counsel that such action is required under applicable law for the discharge of such Board's fiduciary duties. The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3

     The Company hereby agrees to file with the Commission as promptly as practicable after the filing by Parent and Purchaser of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the penultimate sentence of the preceding paragraph, such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14D-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange

Act and the rules and regulations thereunder and, on the date filed with the Commission and on the date first published, sent or given to stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9. The Company, Parent and Purchaser each agree promptly to correct any information provided by them for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the Commission and disseminated to the holders of Shares, in each case as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to filing thereof with the Commission.

     In connection with the Offer, the Company shall promptly furnish Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, until consummation of the Merger, Parent and Purchaser and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, in accordance with its terms, shall deliver promptly to the Company all copies of such information then in their possession or control.

     1.4 DIRECTORS. Promptly upon the acceptance for payment and purchase by the Purchaser pursuant to the Offer and the Option Agreements of such number of Shares which represents at least a majority of the outstanding Shares (on a fully diluted basis), and from time to time thereafter, the Parent shall be entitled to designate such number of directors (the date on which such designated persons become directors being the "Designation Date"), rounded up to the next whole number, on the Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors (including any directors designated by Parent then serving on the Board of Directors) equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for by the Purchaser, together with the Shares, if any, beneficially owned by Parent and its affiliates as of the date hereof, bears to the number of Shares outstanding and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided, however, that until the Effective Time (as hereinafter defined) the Board of Directors shall have at least two directors who are directors on the date hereof who are not employees of the Company and who have not been designated as directors of the Company by Parent and its affiliates (the "Independent Directors"); provided further, that if the number of Independent Directors shall be reduced below two because of disability or resignation, the remaining Independent Director shall be entitled to designate one person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement. Subject to applicable law, the Company shall take all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.4 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if the Company has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4. Parent will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of the Purchaser's obligations hereunder, or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors.

2.   THE MERGER

     2.1 THE MERGER. At the Effective Time (as defined below), in accordance with this Agreement and the DGCL, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation. The Company hereinafter sometimes is referred to as the "Surviving Corporation." At the election of Parent exercised prior to the filing of any proxy statement pursuant to Section 6.1 hereof, the Merger may be structured so that the Company shall be merged with and into the Purchaser with the result that the Purchaser shall be the Surviving Corporation. If Parent elects to structure the Merger so that the Purchaser, rather than the Company, is the Surviving Corporation, any inaccuracy of any representation or warranty of the Company which is premised on the assumption that the Company shall be the Surviving Corporation, which representation or warranty becomes inaccurate solely as a result of the Purchaser, rather than the Company, being the Surviving Corporation, shall not be deemed to be a breach of such representation or warranty and shall not release Parent or the Purchaser from their duties and obligations under the Offer and this Agreement. At the election of Parent, another direct or indirect wholly-owned subsidiary of Parent may be substituted for the Purchaser for purposes of this Section 2.1. If any such change in structure or Purchaser is made as aforesaid, the parties agree to make appropriate amendments to this Agreement prior to mailing any Proxy Statement pursuant to Section 6.1.

     2.2 EFFECTIVE TIME. The Merger shall become effective at the date and time when the Certificate of Merger or Certificate of Ownership and Merger, as applicable, is filed by the Secretary in accordance with the applicable provisions of the DGCL (or at such later time specified as the

Effective Time in the Certificate of Merger or Certificate of Ownership, as applicable), which Certificate shall be submitted for filing as soon as practicable after all of the conditions set forth in Section 7 are fulfilled or waived, provided that this Agreement has not been previously terminated pursuant to Section 8.1 hereof. The date and time when the Merger shall become effective are herein referred to as the "Effective Time."

     2.3 EFFECT OF THE MERGER. The effect of the Merger shall be as set forth in the DGCL. From and after the Effective Time the Surviving Corporation shall possess all of the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in each of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it.

     2.4 CHARTER; BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Surviving Corporation shall be amended to read as set forth in EXHIBIT A hereto, and the by-laws of the Surviving Corporation shall be as set forth in EXHIBIT B hereto, and such documents shall contain the provisions of the Company's certificate of incorporation and by-laws required to be maintained pursuant to Section 6.7(b), as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DGCL, except that the Certificate of Incorporation of the Surviving Corporation shall provide that the name of the Surviving Corporation shall be "Market Facts, Inc." The directors of the Surviving Corporation from and after the Effective Time shall be as follows: Crispin Davis, Colin Day, Eleonore Sauerwein, David Verklin, Pat Doble, Stig Karlsen, Paul Greenhalgh, Thomas H. Payne and Timothy
J. Sullivan, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     2.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.5(b) or 2.5(c) hereof and any Dissenting Shares (as defined in Section 2.9)), shall be converted into and become the right to receive the Per Share Amount in cash, without interest thereon (the "Merger Consideration").

            (b) Each share of Series B Preferred Stock which is issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made with respect thereto.

            (c) Each Share which is issued and outstanding immediately prior to the Effective Time, and owned by the Purchaser, Parent or the Company or any direct or indirect subsidiary of the Purchaser, Parent or the Company, shall be canceled and retired, and no payment shall be made with respect thereto.

            (d) All shares of Common Stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become a sole validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     2.6    PAYMENT FOR SHARES.

            (a) Prior to the Effective Time, Purchaser shall appoint a bank or trust company located in the City of New York having assets equal to or greater than $500,000,000 to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 2.5(a) and this
Section 2.6 to holders (other than the Company or any Subsidiary of the Company or Parent, Purchaser or any other subsidiary of Parent, or holders of Dissenting Shares) or shall enter into such other agreement or arrangement with respect to such payments as may be satisfactory to the Company. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

            From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); PROVIDED, HOWEVER, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Section. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled under this Section 2.6, Parent shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

            (b) As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any

Subsidiary of the Company or Parent, Purchaser or any other subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent reasonably may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of Shares represented by such Certificate, and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed, or otherwise in proper form for transfer, to the person who is to receive such payment, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.6(b), each Certificate (other than Certificates representing Shares owned by Parent or any subsidiary of Parent or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration, without any interest thereon.

            (c) Any portion of the Payment Fund which remains undistributed to the holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent or its designee, upon demand, and any holders of Shares who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to Parent.

            (d) Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Purchaser free and clear of any claims or interest of any person previously entitled thereto. Except as otherwise required by applicable law, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent.

            (f) From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided by applicable law.

     2.7 STOCK TRANSFERS. At the Effective Time, there shall be no further registration of transfers of Shares thereafter on the records of the Company. Subject to Section 2.6(d), on or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall represent only the right to receive the Merger Consideration, subject to all of the requirements of this Agreement.

     2.8 STOCK OPTIONS. At the Effective Time, each holder of an Employee Option (as hereafter defined), whether or not then vested or exercisable shall, in settlement thereof, receive for each Share subject to such Employee Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Employee Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); PROVIDED, HOWEVER, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Employee Option shall be canceled. The surrender of an Employee Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Employee Option. Prior to the Effective Time, the Company shall obtain all necessary consents or releases from holders of Employee Options under the Company's stock option plan and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.8. Except as otherwise agreed to by the parties, (i) all stock option plans of the Company shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof, shall be canceled as of the Effective Time, and (ii) the Company shall ensure that following the Effective Time no participant in any stock option plan or other plans, programs, arrangements or agreements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans. The failure of the Company to cancel any Employee Option or to ensure that following the Effective Time no participants in any stock option plan or other plan, program, arrangement or agreement shall have the right thereunder to acquire any equity interest of the Company, the Surviving Corporation or any Subsidiary or to terminate any such plans, which options or equity interests shall not be material in number, shall not be deemed to have a Material Adverse Effect for the purposes of Section 7.2(b) and paragraph (C) of ANNEX I. Prior to the Effective Time, the Company shall not take any action to accelerate the vesting of any unvested stock options as a result of the Offer or the Merger.

     2.9 DISSENTING SHARES. Notwithstanding any other provisions of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares. The Company shall give Parent and the Purchaser prompt written notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Shares, and Parent and the Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

     2.10 LOST CERTIFICATES. If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will pay the Merger Consideration in accordance with the terms of the Offer to the registered owner of such Shares.

3.   REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.

     The Purchaser and Parent each represents and warrants to the Company as follows:

     3.1 ORGANIZATION. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its respective business as now conducted.

     3.2    AUTHORITY RELATIVE TO THIS AGREEMENT.

            (a) Each of Parent and the Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by each of them of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and the Purchaser and by the stockholders of the Purchaser, and no other corporate proceeding on the part of either of Parent or the Purchaser is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and constitutes a valid and legally binding obligation of each such corporation, enforceable against each such corporation in accordance with its terms, except as the enforcement hereof may be limited by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

            (b) Neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby, nor compliance by Parent and the Purchaser with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or the Purchaser or any other direct or indirect subsidiary of Parent under, any of the terms, conditions or provisions of (x) the certificates of incorporation, by-laws or other organizational documents of Parent or the Purchaser or any other direct or indirect subsidiary of Parent, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or the Purchaser or any other direct or indirect subsidiary of Parent is a party, or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or the Purchaser or any other direct or indirect subsidiary of Parent or any of their respective properties or assets; except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances, which, in the aggregate, would not have a material adverse effect on the financial condition, business or results of operations of Parent and its subsidiaries, taken as a whole, or which will be cured, waived or terminated prior to the expiration of the Offer.

            (c) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and any required foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement, except where failures to give such notices, make such filings or obtain such authorizations, consents or approvals will not have a material adverse effect on the financial condition, business or results of operations of Parent and its subsidiaries, taken as a whole, and will not prevent the consummation of the transactions contemplated hereby or otherwise prevent Parent or Purchaser from performing their respective obligations under this Agreement.

     3.3 FINANCING. The Purchaser presently has available to it or can borrow under existing lines of credit or other existing financing arrangements sufficient funds to enable the Purchaser to pay for all the Shares purchased pursuant to the Offer and to make all necessary payments in respect of the Merger.

     3.4 OWNERSHIP OF SHARES. As of the date hereof, Parent and its affiliates do not beneficially own any Shares. During the term of this Agreement and so long as the Company has not failed to perform its obligations hereunder in any material respect, neither Parent nor any of its affiliates shall acquire, directly or indirectly, any Shares other than pursuant to the Offer and the Merger.

     3.5 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in
(i) the Schedule 14D-9 at the time the Schedule 14D-9 is filed with the SEC and at any time it is amended or supplemented, or (ii) the Proxy Statement (as defined in Section 6.1 hereof) at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to made the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to information supplied by Parent or Purchaser for inclusion of the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company.

     3.6 INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     3.7 BOARD RECOMMENDATION. The Board of Directors of the Parent, at a meeting duly called and held, has determined that each of the Offer and the Merger is fair to and in the best interests of Parent and has approved the same.

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Parent and the Purchaser the following:

     4.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, have a material adverse effect on the financial condition, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole and will not prevent the consummation of the transactions contemplated hereby ("Material Adverse Effect"). Copies of the certificate of incorporation and by-laws of the Company heretofore delivered to the Purchaser are accurate and complete as of the date hereof. The Company is not in substantial violation of any of the provisions of its Restated Certificate of Incorporation or Bylaws.

     4.2 SUBSIDIARIES. The only corporations or other entities more than 50% of whose outstanding voting securities or other equity interests are directly or indirectly owned by the Company are those named in SCHEDULE 4.2 hereof (the "Subsidiaries"). SCHEDULE 4.2 also contains a complete and accurate list of all other corporations, partnerships, joint ventures or other legal entities of which the Company owns, directly or indirectly, any voting stock or other equity or beneficial interest, together with the jurisdiction of organization of such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as now conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which in the aggregate would not have a Material Adverse Effect. All of the outstanding capital stock of each Subsidiary has been validly issued. Except as set forth in such Schedule, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interest of each of such Subsidiaries and other entities, there are no irrevocable proxies with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued for any reason. All of the shares of the Subsidiaries owned by the Company have been validly issued and are fully paid and nonassessable and are owned by it free and clear of any Encumbrance with respect thereto. Solely for purposes of this Section 4.2, "Encumbrance" shall mean any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, stockholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

     4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $1.00 par value, and 500,000 shares of preferred stock, no par value (the "Preferred Stock"), of which 25,000 shares were designated as Series A Preferred Stock and 100 were designated as Series B Preferred Stock. As of the date hereof (a) 8,944,701 shares of Common Stock were validly issued and outstanding, fully paid and nonassessable, (b) 1,965,357 shares of Common Stock were held in the treasury of the Company, (c) 932,900 shares of Common Stock were reserved for issuance pursuant to outstanding employee stock options ("Employee Options") heretofore granted under the Company's stock option plan, (d) 100,000 shares were reserved for issuance in connection with possible future purchase price payments in connection with a past acquisition, (e) no shares of Series A Preferred Stock were outstanding, and (f) 100 shares of Series B Preferred Stock were outstanding. The Shares and the Series B Preferred Shares are the only outstanding voting securities of the Company. Except as contemplated by clauses (a) through (f) above or set forth on SCHEDULE 4.3, there are no other shares of capital stock or other equity securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe for (including any preemptive rights), calls or commitments of any character whatsoever to which the Company or any of its Subsidiaries is a party or may be bound requiring the issuance or sale of shares of any capital stock or other equity securities of the Company or any of its Subsidiaries or securities or rights convertible into or exchangeable for such shares or other equity securities, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue (i) additional shares of its capital stock or other equity securities or (ii) options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity securities or securities convertible into or exchangeable for such shares or other equity securities. All shares subject to issuance pursuant to options referred to in clauses

(c) and (d) hereof, upon issuance on the terms and conditions specified in such options, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares. Other than as set forth on SCHEDULE 4.3, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to voting or disposition of any shares of capital stock of the Company or any Subsidiary or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Subsidiary.

     4.4 AUTHORITY RELATIVE TO AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the approval of its stockholders (if required under the DGCL) as set forth in Section 6.2 of this Agreement, no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.5    COMPLIANCE.

            (a) Except as set forth on SCHEDULE 4.5(a) hereto, neither the execution and delivery of this Agreement by the Company, nor, the consummation by the Company of the transactions contemplated hereby, nor, compliance by the Company with any of the provisions hereof will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge, claim, right of first refusal or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (i) their respective charters or bylaws, or (ii) any bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (b) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (a) and (b) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges, claims, rights of first refusal or encumbrances, which, in the aggregate, would not have a Material Adverse Effect, or which will be cured, waived or terminated prior to the expiration of the Offer; provided, however, that except for the agreements set forth in SCHEDULE 4.5(a), to the knowledge of the Company there are no such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges, claims, rights of first refusal or encumbrances, which, in the aggregate, would have a Material Adverse Effect or which will need to be cured, waived or terminated prior to the expiration of the Offer.

            (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "takeover" or "blue sky" laws of various states, the HSR Act and any required foreign regulatory approvals, no notice to, filing with, or authorization, consent or approval of any domestic or foreign public body, authority or self-regulatory organization is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where failures to give such notices, make such filings or obtain such authorizations, consents or approvals will not have a Material Adverse Effect, and will not prevent or delay the consummation of the transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement.

     4.6    COMMISSION FILINGS.

            (a) The Company has made available to Parent its (a) Annual Reports on Form 10-K (the "Company 10-K's") for the years ended December 31, 1996, December 31, 1997 and December 31, 1998 as filed with the Commission, (b) proxy statements relating to all of the Company's meetings of stockholders (whether annual or special) since January 1, 1996, and (c) all other reports or registration statements filed by the Company with the Commission since
January 1, 1996 (collectively, the "Filings"). The Filings were prepared and the Subsequent Filings (as defined hereafter) will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations of the Commission thereunder applicable to such Filings and Subsequent Filings. As of their respective dates, the Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain and the Subsequent Filings will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries (including any related notes or schedules thereto) included or incorporated by reference in the Filings have complied in all material respects with the applicable published accounting rules and regulations of the Commission with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as indicated in the notes or schedules thereto), and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods then ended, except as otherwise indicated in the notes thereto (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect). Since January 1, 1992 and until the consummation of the Offer, the Company has filed or will file with the Commission all reports, proxy statements and other documents required by Section 13, 14 or 15 of the Exchange Act to be filed by it. All reports, proxy statements and other documents required by the Exchange Act to be filed by the Company after the date hereof and until the consummation of the Offer, except for the Schedule 14D-9 and the Proxy Statement (as hereinafter defined), are referred to herein as the "Subsequent Filings."

            (b) Except as and to the extent set forth on, or reserved against on, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1998, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent, fixed, liquidated, unliquidated or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations (i) disclosed in any Filing filed since December 31, 1998, and prior to the execution and delivery of this Agreement, or in SCHEDULE 4.6(b), or (ii) incurred in the ordinary course of business since December 31, 1998 consistent with past practices, that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. SCHEDULE 4.6(b) sets forth the amount of principal and unpaid interest outstanding as of December 31, 1998, under each instrument evidencing Indebtedness (as defined hereafter) of or borrowed money of the Company and its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such Indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Merger or the consummation of the transactions contemplated hereby.

            (c)     Except as disclosed in the Filings or as set forth in
SCHEDULE 4.6(c), none of the Company or any of the Subsidiaries is indebted to any current director or Executive Officer (as defined hereafter) of the Company or any former director or Executive Officer of the Company (except for amounts due as normal salaries and bonuses, in reimbursement of ordinary expenses and directors' fees), and no such person is indebted to the Company or any of the Subsidiaries, and there have been no other transactions of the type required to be disclosed in a proxy statement filed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, "Executive Officer" shall mean the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and any Executive Vice President.

            (d) Except as identified in SCHEDULE 4.6(d), no Indebtedness of the Company or any of the Subsidiaries in excess of $100,000 contains any restriction upon (i) the prepayment of such Indebtedness, (ii) the incurrence of other Indebtedness by the Company or any of the Subsidiaries, or (iii) the ability of the Company or any of the Subsidiaries to grant any liens on its properties or assets. For purposes of this Agreement, "Indebtedness" shall mean
(i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),
(ii) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases (as such term is used in accordance with generally accepted accounting principles), (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations.

     4.7    MATERIAL CONTRACTS.

            (a) All of the material contracts of the Company and its Subsidiaries that are required to be described in the Filings or to be filed as exhibits thereto have been described or filed as required. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party is in breach of or default under any such contract currently in effect to which the

Company or any of its Subsidiaries is a party, except for such breaches and defaults which are described in SCHEDULE 4.7 or which would not have, individually or in the aggregate, a Material Adverse Effect.

            (b) Except as set forth in SCHEDULE 4.7, the Company has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business which, in either case, would result in a Material Adverse Effect.

            (c) SCHEDULE 4.7 sets forth a list, as of the date of this agreement, of all agreements of the Company with any stockholder who, to the Company's knowledge, beneficially owns 5% or more of the outstanding Common Stock or any current Executive Officer or director of the Company or any former director or Executive Officer of the Company. Except as set forth in SCHEDULE 4.7, no current Executive Officer or director of the Company, former Executive Officer of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such Executive Officer or director, has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company.

     4.8 LITIGATION. Other than as set forth in the Company's 10-K for the year ended December 31, 1998, there are no actions, suits, proceedings or, to the Company's knowledge, investigations pending or, to the knowledge of the Company threatened against the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries subject to any order, judgment, writ, injunction or decree (collectively the "Disclosed Litigation"), except in either case for matters which, in the aggregate, would not have a Material Adverse Effect and would not materially adversely affect the Company's ability to perform its obligations under this Agreement. There are no obligations or liabilities, whether accrued, contingent or otherwise and whether required to be disclosed, including without limitation, those relating to matters involving any Environmental Law (as hereinafter defined), or any other facts and circumstances of which the management of the Company has knowledge, that are reasonably likely to result in any claims against or obligations or liabilities of the Company or any of its Subsidiaries, that, alone or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

     4.9 PROPERTIES. The Company and its Subsidiaries have good title to, or in the case of leased property have valid leasehold interests in, all of their respective properties and assets (whether real or personal, tangible or intangible) except for imperfections in title or invalidities in leasehold interests that do not, individually or in the aggregate, materially detract from the value reflected in the Company's December 31, 1998 audited consolidated balance sheet included in its December 31, 1998 Form 10-K "December Balance Sheet." None of such properties or assets is subject to any mortgage, lien, pledge, charge, security interest, right of first refusal, encumbrance or other adverse claim of any kind ("Lien"), except: (i) Liens reflected on the Company's December Balance Sheet, (ii) Liens for taxes not yet due or being contested in good faith and for which adequate accruals or reserves have been established on the December Balance Sheet, and (iii) Liens which do not, individually or in the aggregate materially detract from the value reflected on the December Balance Sheet or materially interfere with any present or intended use of any material properties or assets.

     4.10   INTELLECTUAL PROPERTY.

            (a) "Company Intellectual Property Rights" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, copyrights, service marks, trade secrets, computer software programs or applications (in both source code and object code form), maskworks, schematics, technology, ideas, algorithms, processes, know-how, inventions and applications for patents, and applications for trademark, copyright and service mark registrations and all other tangible and intangible proprietary rights and information owned by or licensed to the Company or any Subsidiary which the Company or any Subsidiary otherwise possesses legally enforceable rights to use.

            (b) SCHEDULE 4.10(b) contains a complete and accurate list of all current material contracts, agreements, understandings or arrangements relating to the Company Intellectual Property Rights to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product, any client engagement contracts and any paid-up licenses for commercially available software programs under which the Company is the licensee. Except as set forth on SCHEDULE 4.10(b)(2)(1), there are no outstanding and, to the Company's knowledge, no threatened disputes or disagreements with respect to the Company's Intellectual Property Rights relating to any such material contracts, agreements, understandings or arrangements.

            (c) Know-How Necessary for the Business. The Company Intellectual Property Rights are all those used by the Company for the operation of the business of the Company and its Subsidiaries as they are currently conducted. Either the Company or one of its Subsidiaries is the owner of all right, title, and interest in and to each of the Company Intellectual Property Rights, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims other than liens granted to primary lending institutions, and, except as set forth on SCHEDULE 4.10(c) and the documents identified therein, to the Company's knowledge, has the right to use without payment to a third party such Company Intellectual Property Rights.

            (d) Trademarks. SCHEDULE 4.10(D) contains a complete and accurate list of all trademarks, trademark rights, trade names, trade name rights and servicemarks owned and currently used by the Company (collectively, the "Marks"). All registrations of the Marks that have been registered with the United States Patent and Trademark Office the ("U.S. Marks") are currently in effect and are otherwise valid. No U.S. Mark has been or is now involved in any opposition or cancellation proceeding and, to the Company's knowledge, no such action is threatened with respect to any of the Marks. Except as disclosed on
SCHEDULE 4.10(d), to the Company's knowledge, there is no potentially interfering trademark or trademark application of any third party. Except as disclosed on SCHEDULE 4.10, to the Company's knowledge, no Mark is currently being infringed, challenged or threatened in any way. To the Company's knowledge, none of the Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

            (e) Copyrights. SCHEDULE 4.10(e) contains a complete and accurate list of all copyrights for significant works of authorship owned and currently used or proposed to be used by the Company and registered with the United States Copyright Office ("Copyrights"). All the Copyrights have been registered and are valid and enforceable, and the Copyrights are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time. To the Company's knowledge, no Copyright is infringed or has been challenged or threatened in any way. To the Company's knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party. To the Company's knowledge, all works subject to the Copyrights are original works of authorship of regular employees of the Company or independent contractors who have assigned their rights in such works to the Company and no part of any such work, other than a fair use of an insubstantial part, has been copied from any other source.

            (f) Trade Secrets. Each of the Company and its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets (the "Trade Secrets"). To the Company's knowledge, either the Company or one of its Subsidiaries has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets used or proposed to be used by the Company or any of its Subsidiaries. To the Company's knowledge, the Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any person (other than the Company or any of its Subsidiaries) or to the detriment of the Company or any of its Subsidiaries other than pursuant to agreements containing confidentiality provisions. To the Company's knowledge, no Trade Secret is currently subject to any adverse claim or is currently being challenged or threatened in any way.

     4.11 LABOR MATTERS. Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union contract, and no collective bargaining agreement is being negotiated by the Company or any Subsidiary. To the knowledge of the Company, there are no material activities or proceedings of any labor union to organize any employees of the Company or any Subsidiary. There is no material labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company threatened which may interfere with the business activities of the Company or any of its Subsidiaries. Except as set forth on SCHEDULE 4.11, neither the Company nor any Subsidiary has received any notice that its current practices are not in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar laws of any jurisdiction. There is no unfair labor practice or similar charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency. Except as set forth on SCHEDULE 4.11, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment practices. Except as set forth on SCHEDULE 4.11, neither the Company nor any Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of the Subsidiaries and no such investigation is in progress. Except as set forth on SCHEDULE 4.11, there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any present employee of any Subsidiary, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship, except in each case which would not result in a Material Adverse Effect.

     4.12 BOARD RECOMMENDATION. The Board of Directors has duly approved this Agreement and the Merger and other transactions contemplated hereby on the terms and conditions set forth herein, and recommended that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Merger.

     4.13 COMPLIANCE WITH LAW. To the knowledge of the Company, the Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations except where any such violation or failure to comply would not have a Material Adverse Effect; and, to the knowledge of the Company, the conduct of the Company's business is in conformity with all energy, public utility, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements except where any such non-conformity would not have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not have a Material Adverse Effect.

     4.14   CHANGES.  Except as contemplated by this Agreement, set forth on
SCHEDULE 4.14 or reflected in any financial statement or note thereto referred to in Section 4.6 filed with the Commission prior to the date hereof, since December 31, 1998, the Company and its Subsidiaries have conducted their businesses only in the ordinary and usual course, and there has not been:

            (a) any change, condition, circumstance or event which would have a Material Adverse Effect;

            (b) other than as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company affecting its assets, liabilities or business;

            (c) other than as required by a change in generally accepted accounting principles, any revaluation by the Company or any of its Subsidiaries of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (d) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole;

            (e) any declaration, setting aside or payment of dividends or distributions in respect of the Shares or any redemption, purchase or other acquisition of any of its securities;

            (f) any adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company;

            (g) any issuance by the Company of, or commitment of the Company to issue, any shares of capital stock or securities convertible into or exchangeable or exercisable for shares of capital stock other than pursuant to the stock option plans of the Company or the ESOP or as set forth in 2.c. on
SCHEDULE 4.3;

            (h) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any Executive Officer or Senior Vice President of the Company or any Subsidiary except as set forth in SCHEDULE 4.14;

            (i) any entry by the Company into any employment, consulting, termination or indemnification agreement with any Executive Officer or Senior Vice President of the Company or any Subsidiary or entry into any such agreement with any other person outside the ordinary course of business except as set forth in SCHEDULE 4.14; or

            (j) any agreement by the Company to do any of the things described in the preceding clauses (a) through (i) other than as expressly provided for herein.

     4.15 VOTE REQUIRED FOR MERGER. The affirmative vote of the holders of a majority of the issued and outstanding Shares is sufficient for stockholder approval of the Merger.

     4.16 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) any of the Offer Documents at the time the Offer Documents are filed with the Commission and at any time they are amended or supplemented, or (ii) the Proxy Statement (as defined in Section 6.1 hereof) at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.17 TAXES. The Company and its Subsidiaries have filed all material tax returns required to be filed by such party, and the most recent financial statements contained in the Company's Commission Filings reflect an adequate reserve in accordance with generally accepted accounting principles for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. The unpaid taxes, including any contingent tax liabilities and net deferred tax liabilities, of the Company which have accrued as of the date of the most recent financial statements contained in the Filings do not materially exceed the reserve for accrued tax liability set forth or included in such financial statements. The Company has delivered or made available to Parent correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since

December 31, 1995. Neither the Company nor any of its consolidated Subsidiaries has been advised of any deficiency claimed or proposed to be claimed against or relating to the Company or any of its consolidated Subsidiaries that would be material to the Company by any taxing authority which has not been paid, settled or described in SCHEDULE 4.17 and there are no matters under discussion with any taxing authority which might result in the assessment of additional amounts against or relating to the Company or any of its Subsidiaries that would be material to the Company. Except as set forth on SCHEDULE 4.17, there are no pending audits or examinations of any tax returns filed by the Company or any of its consolidated Subsidiaries. As of the date of this Agreement, the consolidated federal income tax returns of the Company and the Subsidiaries have been audited by the Internal Revenue Service (or the appropriate statute of limitations has expired) for all fiscal years through and including December 31, 1994. All deficiencies asserted or proposed as a result of any examinations or audits of any tax returns have been paid or adequately provided for on the books of the Company or one of its consolidated Subsidiaries in accordance with generally accepted accounting principles. Neither the Company nor any of its consolidated Subsidiaries has waived any statute of limitation in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency. The Company is not a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a subsidiary of the Company. Neither the Company nor, to its knowledge, any of its consolidated Subsidiaries (i) has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code, (ii) has an application pending with respect to any tax requesting permission for a change in accounting method, or (iii) is required to make any adjustments to income pursuant to Section 481 of the Code. The Company does not own real property that would or may subject the parties hereto or the Surviving Corporation to a transfer or gains tax in Illinois as a result of the Merger (unless Purchaser elects to merge the Company into Merger Sub and except for transactions after the Merger). The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the knowledge of the Company, all taxes and assessments required to have been withheld or collected by the Company on or before the date hereof have been duly withheld and collected on or before the date hereof and have been duly paid over to the proper governmental authorities, as and to the extent required by law. For the purpose of this Agreement, the term "tax" (and, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additional imposed with respect to such amounts.

     4.18   PENSION AND BENEFITS PLANS; ERISA.

            (a)     SCHEDULE 4.18(a) hereto contains a true and complete list of
(i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, "change of control," severance pay, sick leave or other leave of absence, vacation or holiday pay, salary continuation or disability, consulting or compensation, retirement, deferred compensation, bonus or other incentive compensation, stock option, award or purchase, restricted stock award, hospitalization, medical insurance, life insurance and scholarship or other educational assistance programs or agreements maintained by the Company or any of its

Subsidiaries or to which the Company or any of its Subsidiaries contributed or were required to contribute during the past six (6) years or is obligated to contribute thereunder ("Company Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder ("Company Pension Plans"). None of the Company Employee Benefit Plans or the Company Pension Plans is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or is or has been subject to Section 4036 or 4064 of ERISA ("Multiple Employer Plans") or a defined benefit pension plan subject to Title IV of ERISA.

            (b) Except as set forth on SCHEDULE 4.18(b), each Company Pension Plan and Company Employee Benefit Plan intended to qualify under Section 401 of the Code so qualify and has received a favorable determination letter from the Internal Revenue Service. The trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Pension Plans or Company Employee Benefit Plans which could cause the loss of such qualification or exemption or the imposition of any material liability (except for benefits, insurance premiums or administrative expenses), penalty, or tax under ERISA or the Code.

            (c) All contributions required by law to have been made under any of the Company Employee Benefit Plans or the Company Pension Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and no accumulated funding deficiencies (without regard to any waivers granted under Section 412 of the Code) exist in any of the Company Employee Benefit Plans or the Company Pension Plans subject to Section 412 of the Code.

            (d) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans and the Company Pension Plans, have been made available or delivered by the Company to
Parent: (A) all plan, agreements and related trust documents, and amendments thereto, (B) the most recent Form 5500 (with Schedules) with respect to each plan (if any such report was required), (C) the most recent actuarial report and valuation, (D) the most recent Internal Revenue Service determination letter,
(E) all summary plan descriptions (whether or not required to be furnished pursuant to ERISA) and the most recent annual and periodic accounting of related plan assets with respect to each Employee Benefit Plan, (F) written descriptions of all material non-written agreements relating to the Company Employee Benefit Plans and the Company Pension Plans, (G) employment, consulting or individual compensation, severance, deferred compensation or any similar agreements (and any amendments to such agreements), (H) employee manuals and policies, and (I) material employee communications relating to each plan other than communications involving routine claims for benefits.

            (e) There are no pending actions, claims or lawsuits which have been instituted or, to the knowledge of the Company, threatened against Company Employee Benefit Plans or the Company Pension Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of the Company Employee Benefit Plans or the Company Pension Plans with respect to the operation of such plans (other than routine benefit claims). To the Company's knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any Subsidiary or any Company Employee Benefit Plan or Company Pension Plan, directly or indirectly, could be subject to any liability under ERISA, the Code or any other law, regulation or governmental order including all Canadian federal, provincial and municipal law, regulations or governmental orders applicable to any Benefit Plan (other than for customary benefits).

            (f) Except as set forth on SCHEDULE 4.18(f), the Company Employee Benefit Plans and the Company Pension Plans have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA (including applicable regulations thereunder), other applicable Federal and state law and applicable Canadian federal, provincial or municipal law, and neither the Company nor any of its Subsidiaries nor any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans and the Company Pension Plans has engaged in a "reportable event" (as such term is defined in ERISA) or non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. No termination of a Company Employee Benefit Plan or Company Pension Plan, if it has occurred or were to occur before the consummation of the Offer or the Effective Time, as the case may be, would present a risk of liability to any governmental entity or other persons that would have a Material Adverse Effect.

            (g) Except as disclosed on SCHEDULE 4.18(g), neither the Company nor any of its Subsidiaries maintains retiree life or retiree health insurance plans which are "welfare benefit plans" within the meaning of Section 3(l) of ERISA and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under Section 4980B of the Code and at the sole expense of the participant or the participant's beneficiary.

            (h) Neither the Company nor any of its Subsidiaries has any contract, plan, or commitment, whether legally binding or not, to create any additional Company Employee Benefit Plan or Company Pension Plan or to modify any existing Company Employee Benefit Plan or Company Pension Plan.

            (i) Except as set forth in SCHEDULE 4.18(i), the Company has no contract, agreement, obligation or arrangement with any employee or other person, any of the payments or other benefits of which will be increased or the vesting of the benefits under which will be accelerated by any change of control of the Company or the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

            (j) With respect to any period for which any contribution to or in respect of any Company Employee Benefit Plan or Company Pension Plan is not yet due or owing, the Company and each of its Subsidiaries has made due and sufficient current accruals for such contributions and other payments in accordance with generally accepted accounting principles and such current accruals through March 31, 1999 are duly and fully provided for in the financial statements of such entity for the period then ended.

            (k) Except as disclosed in the Filings or SCHEDULE 4.18(k), there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company and any of the ten (10) highest compensated employees of the Company and its Subsidiaries as measured by earnings reported on Form W-2s for the year ended December 31, 1998.

     4.19 INSURANCE POLICIES AND COVERAGES. SCHEDULE 4.19 lists and describes all insurance policies (including policy amounts and deductibles) which provide coverage to the Company, including, without limitation, general liability, fire and title insurance policies on its assets (the "Insurance Policies"). To the Company's knowledge, the Company's insurance coverages are adequate for the conduct of the business and for the full repair or replacement of its assets in the event any such assets are damaged, destroyed or lost as the result of any fire or other casualty or loss customarily insured against under extended fire and "all risk" insurance policies. The Company has not received notice of termination of any policy and has no knowledge of any facts or conditions which, with notice or lapse of time, or both, would or might result in a termination of any of the policies. Neither the Company nor any of its Subsidiaries is in material default, and to the Company's knowledge, no event has occurred (or failed to occur) that, with the passage of time or the giving of notice or both would constitute a material default by the Company under any such policy of insurance, or would entitle the insurer under such insurance to deny coverage of any claim against the Company or any Subsidiary.

     4.20 ENVIRONMENTAL MATTERS. Except as disclosed in the Filings prior to the date hereof, to the knowledge of the Company, (i) the Company and its Subsidiaries are in substantial compliance with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Laws, do not, and have not, contained any underground storage tanks, do not have any asbestos present (and have not had any asbestos removed therefrom) and have not been used as a sanitary landfill or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period during which period the Company owned or operated such Properties); (iii) neither the Company nor any of its Subsidiaries has received any notices, demand letters or request for information from any governmental entity or any third party alleging that the Company may be in substantial violation of, or liable under, any Environmental Law and neither the Company, its Subsidiaries nor the Properties is subject to any court order, administrative order or decree arising under any Environmental Law; and (iv) no Hazardous Substance has been disposed of, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its Subsidiaries, other than as permitted under applicable Environmental Law. Following the date hereof, except as would not reasonably be expected to have a Material Adverse Effect, the representation in this Section is true and correct without regard to any limitation as to the date hereof or the knowledge of the Company. "Environmental Law" means any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water, surface water, groundwater, surface or subsurface soil or any other natural resource), or to human health or safety, or
(y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means (A) any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any Environmental Law, whether by type or by quantity, including any substance containing such substance as a component; (B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and mixtures thereof; (D) radon; (E) asbestos; and (F) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

     4.21 RIGHTS AGREEMENT. The Company has amended its Rights Agreement dated as of July 26, 1989 between the Company and First Chicago Trust Company of New York (the "Rights Agreement"), so that (i) neither the Parent nor the Purchaser (nor any entity acquiring Shares as contemplated by this Agreement) shall constitute an "Acquiring Person" as defined in Section 1(a) of the Rights Agreement as a result of the execution and delivery of this Agreement and the Option and Voting Agreements dated of even date herewith between Parent and the stockholders of the Company named therein (the "Option Agreements"), (ii) the acquisition of shares of the Common Stock of the Company by the Parent or the Purchaser (or any affiliate of the Parent's or the Purchaser's) pursuant to the consummation of the Offer or the consummation of the transactions contemplated by this Agreement and the Option Agreements shall not cause the Parent or the Purchaser or any of their respective affiliates to become an "Acquiring Person,"
(iii) no Distribution Date (as defined in the Rights Agreement) shall occur as a result of the commencement of the Offer, and (iv) no Shares Acquisition Date (as defined in the Rights Agreement) shall occur as a result of the commencement of the Offer and/or the execution and delivery of this Agreement, and/or the Option Agreements and/or the consummation of any of the transactions contemplated hereby or thereby. Such amendment (the "Rights Agreement Amendment") also provides that the Final Expiration Date (as defined in the Rights Agreement) with respect to the Rights shall occur upon acceptance by Parent or Purchaser (or other wholly owned subsidiary of Parent) of the Shares pursuant to the Offer.

     4.22 YEAR 2000. The Company has reviewed the areas within the business and operations of the Company and its Subsidiaries which could be adversely affected by, and has developed a plan to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), and has made related appropriate inquiry of material suppliers, vendors and customers. Based on its review and inquiries, the Company reasonably believes that the Year 2000 Problem will not have a Material Adverse Effect.

     4.23 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Schroder & Co. Inc. dated April 29, 1999, to the effect that, as of the date hereof, the Offer Consideration to be received by the holders of Shares in the Offer and the Merger Consideration to be received by the holders of Shares in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion has been delivered to Parent, and such opinion has not been withdrawn or modified.

     4.24 SECTION 203 OF THE DELAWARE LAW NOT APPLICABLE. The Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

     4.25 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth on, or reserved against on, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1998, including the notes thereto, to the Company's knowledge, with respect to each of the Subsidiaries, since the later of December 31, 1995 or the respective date of incorporation or acquisition of the relevant Subsidiary, there has not been (i) any adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation of the relevant Subsidiary, or (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of the relevant Subsidiary, which, in any case, either alone or in the aggregate, would result in a Material Adverse Effect.

5.   CONDUCT OF BUSINESS PENDING THE MERGER.

     The Company covenants and agrees that, prior to the earlier of the Designation Date and the Effective Time, unless Parent shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

     5.1 The business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and the Company and its Subsidiaries shall not take any material action except in the ordinary course of business and consistent with past practices, and the Company and its Subsidiaries shall use their respective best efforts to maintain and preserve their respective business organization, assets, employees and advantageous business relationships.

     5.2 Without Parent's prior written consent, neither the Company nor any of its Subsidiaries shall directly or indirectly do any of the following:

            (a) amend its charter or by-laws (or comparable charter documents);

            (b) except as set forth on SCHEDULE 5.2(b), authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except in the case of Shares of the Company, as required by Employee Options outstanding on the date hereof or Company Employee Benefit Plans as in effect on the date hereof, or amend any of the terms of any such securities or agreements outstanding on the date hereof;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any securities of the Company or any of the Subsidiaries;

            (d) (i) incur or assume any long-term debt, except in the ordinary course of business under existing facilities or required refinancings or replacements thereof, or incur or assume any short-term debt, except in the ordinary course of business, or issue or sell any debt securities or rights to acquire any debt securities of the Company or any Subsidiary; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly-owned subsidiaries of the Company in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than a wholly-owned subsidiary of the Company in the ordinary course of business (except for customary loans or advances to directors, officers or employees in accordance with past practice or as required by existing contractual arrangements or agreements);

            (e) other than as set forth on SCHEDULE 5.2(e) or as required by ERISA, as now or hereafter in effect, enter into, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except (i) in the case of persons whose compensation has been established by the Compensation Committee of the Board of Directors, for increases in amounts previously approved by such Committee, and (ii) in the case of all other directors, officers or employees, for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company), increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit or make any distribution or award not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

            (f) except pursuant to existing contractual arrangements or agreements disclosed pursuant to this Agreement, acquire, sell, lease, license, dispose of, mortgage or otherwise encumber any assets outside the ordinary course of business or any assets which are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, or enter into any material commitment or transaction outside the ordinary course of business;

            (g) except as may be required by law, take any action to terminate or amend or accelerate the vesting of any benefits under any of its employee benefit plans;

            (h) waive or release any rights material to the Company and its Subsidiaries, taken as a whole, or make any payment, direct or indirect, of any material liability of the Company or any of its Subsidiaries before the same comes due in accordance with its terms;

            (i) except as set forth on SCHEDULE 5.2(i), acquire or agree to acquire, including, without limitation, by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof without Parent's prior written consent;

            (j) except as set forth in SCHEDULE 5.2(j), make any capital expenditure or expenditures which exceed $250,000 in the aggregate; and

            (k) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date.

6.   ADDITIONAL AGREEMENTS

     6.1 PROXY STATEMENT. Promptly after consummation of the Offer, if Company stockholder approval is required by law, the Company and Parent shall prepare and shall file with the Commission as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy, or preliminary information statement with respect to the meeting of the Company's stockholders for the purpose of approving and adopting this Agreement and the Merger and all actions contemplated hereby which require the approval of the Company's stockholders, and as promptly as practicable thereafter, subject to compliance with the rules and regulations of the Commission, shall mail a definitive proxy statement or information statement to stockholders of the Company. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by Parent, the Purchaser and the Company, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's stockholders and on the date of the Special Meeting (as defined in Section 6.2), be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information not misleading, and Parent, the Company and the Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

     6.2 ACTION OF STOCKHOLDERS OF THE COMPANY; VOTING AND DISPOSITION OF THE SHARES; APPROVAL BY PARENT.

            (a) Promptly after consummation of the Offer, if required by law, the Company shall take all action necessary, in accordance with the DGCL and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger (if required by the DGCL). The Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of the Company vote to adopt and approve the Merger and this Agreement, and the Company shall, if proxies are solicited, use its best efforts to solicit from its stockholders proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of stockholders required by the DGCL to effect the Merger; provided, however, that the Board of Directors of the Company at any time prior to the Effective Time may withdraw, modify or change any such recommendations or refrain from soliciting proxies in favor of the Merger to the extent that the Board of Directors of the Company determines in good faith after consultation with and based upon the advice of outside legal counsel that the failure to so withdraw, modify or change its recommendation or to refrain from soliciting proxies in favor of the Merger would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's stockholders under applicable law. Notwithstanding anything to the contrary contained in this Agreement, any such withdrawal, modification or change of recommendation in accordance with the provisions of this Section 6.2(a) shall not constitute a breach of this Agreement by the Company, but the Company shall nonetheless submit this Agreement to its stockholders as contemplated by this Section 6.2. At the Special Meeting, Parent and its direct and indirect subsidiaries and affiliates shall vote, or cause to be voted, all of the Shares then owned by them in favor of the Merger.

            (b) Parent and the Purchaser shall not, and they shall cause their direct and indirect subsidiaries and affiliates not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired by them pursuant to the Offer or otherwise prior to the Special Meeting; provided, however, that this Section 6.2(b) shall not apply to (i) any pledge or other encumbrance of any or all of such Shares effected in connection with any financing for the Offer and the Merger; and (ii) the sale, transfer, assignment, encumbrance or other disposition of any or all of such Shares in transactions involving solely Parent, the Purchaser and/or one or more of their direct or indirect wholly-owned subsidiaries.

            (c) Parent shall (i) cause Purchaser promptly to submit this Agreement and the transactions contemplated hereby for approval and adoption by its parent by written consent of sole stockholder; (ii) cause the shares of capital stock of Purchaser to be voted for adoption and approval of this Agreement and the transactions contemplated hereby; and (iii) cause to be taken all additional actions necessary for Purchaser to adopt and approve this Agreement and the transactions contemplated hereby.

            (d) Notwithstanding the foregoing, at the election of the Parent, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, subject to Article 7, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     6.3    EXPENSES.

            (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated, PROVIDED, HOWEVER, that:

               (i) The Company agrees that, if (A) the Purchaser shall terminate this Agreement pursuant to Section 8.1(c) (iii) or (iv);
            (B) the Company shall terminate
            this Agreement pursuant to Section 8.1(b)(v); (C) the Purchaser shall terminate the Offer because the Minimum Condition (as defined in ANNEX I hereof) is not satisfied and at or prior to such time the Company has received one or more proposals for a Competing Transaction which at the time of such occurrence has not been absolutely and unconditionally withdrawn or abandoned and within six
            (6) months after the date of termination a Competing Transaction is entered into by the Company, and within twelve (12) months of such termination a Competing Transaction is consummated, then, in any such case, promptly after any such termination (or, with respect to item (C), upon the consummation of such Competing Transaction) by Parent or the Company, the Company shall pay to Purchaser or its designee an amount equal to $9,000,000 (the "Break-up Fee") and shall reimburse Parent for all of its out-of-pocket costs and expenses in connection with its investigation of the Company and its Subsidiaries and the negotiation and implementation of this Agreement up to an amount equal to $1,500,000 to Purchaser or its designee;

               (ii) the Purchaser agrees that if this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) or (iv) hereof, the Purchaser shall pay to the Company the sum of $4,500,000.

            (b) Any amount payable by the Company or the Purchaser shall be made as promptly as practicable, but in no event later than the third (3rd) business day following termination of this Agreement (or, with respect to item
(C), upon the consummation of such Competing Transaction) and shall be made by wire transfer of immediately available funds to an account designated by the payee.

            (c) The Company and the Purchaser each agree that the payments provided for by Sections 6.3(a)(i) and Section 6.3(a)(ii) shall be the sole and exclusive remedy of the Purchaser and the Company, respectively, upon any termination of this Agreement as described in Section 6.3(a) and such remedies shall be limited to the sum stipulated in Section 6.3(a) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

     6.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, including but not limited to Section 6.2(a), each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, and to cooperate with each other in connection with the foregoing, including using reasonable efforts
(a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts; (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations; (c) to resolve any action, suit, proceeding or investigation of the type described in paragraph (a) of ANNEX I which shall have been instituted; (d) to defend all lawsuits or other legal proceedings (other than as specified in the preceding clause (c)) challenging this Agreement or the consummation of the transactions contemplated hereby; (e) promptly to effect all necessary registrations and filings including, but not limited to, filings under the HSR Act and prompt submissions of information requested by governmental authorities; and (f) to fulfill all conditions to this Agreement. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and providing a reasonable opportunity for comment in connection therewith. In addition, after the date of consummation of the Offer, Parent and Purchaser shall use all reasonable efforts to cause the Company to perform any of its obligations to be performed under this Agreement from such date until the Effective Time, including voting all Shares held by either of them in favor of approving this Agreement.

     6.5 THIRD PARTY OFFERS. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations relating to a Competing Transaction (as defined below), with any parties conducted heretofore. The Company will not, directly or indirectly, and will instruct its representatives not to, directly or indirectly, initiate, (i) solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Transaction, (iii) agree to or endorse any Competing Transaction, or (iv) authorize or permit any representative of the Company or any of its Subsidiaries to take any such action. The Company shall promptly notify Purchaser if any such inquiries or proposals are received by the Company or an affiliate of the Company regarding a Competing Transaction, and the Company shall promptly inform Purchaser in reasonable detail of any such inquiry or proposal. The Company shall keep Parent informed, on a current basis, of significant developments and changes in status relating to any such proposals; provided, however, that prior to the consummation of the Offer, nothing contained in this Section 6.5 shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any person that after the date hereof makes an unsolicited proposal regarding a Competing Transaction or agreeing to or endorsing any Competing Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to stockholders imposed by Delaware law, (B) prior to furnishing such information to, or entering into discussions or negotiations with such person or agreeing to or endorsing any Competing Transaction, the Board of Directors of the Company determines in good faith, after consultation with and based upon the advice of a financial advisor of a nationally recognized reputation, that such Competing Transaction is a Superior Proposal, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (D) such information to be so furnished has been previously delivered to Purchaser; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Competing Transaction. The Company agrees that if it determines that a Competing Transaction is a Superior Proposal, it shall immediately notify Purchaser of such determination, and shall not take any action with respect to such Competing Transaction or this Agreement for at least forty-eight (48) hours after such notification.

     For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any of its Subsidiaries: (a) except as disclosed in SCHEDULE 5.2(i) any merger, consolidation, share exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (f) the repurchase by the Company or any of its Subsidiaries of 20% or more of the outstanding Shares; or (g) any agreement to, or public announcement by the Company or any other person, entity or group of a proposal, plan or intention to, do any of the foregoing.

     For purposes of this Agreement, a "Superior Proposal" means any proposal relating to a Competing Transaction (as hereinafter defined) made by a third party on terms which (if consummated) the Board of Directors of the Company determines in its good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) to be more financially favorable to the Company's stockholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment (based upon the advice of a financial advisor of nationally recognized reputation) of the Board of Directors of the Company, is reasonably capable of being financed by such third party.

     6.6    ACCESS TO INFORMATION.

            (a) Between the date of this Agreement and the Effective Time, the Company will give Parent and the Purchaser and their authorized representatives, and representatives of financial institutions identified by Parent as its sources of financing, at reasonable times and upon reasonable notice, full access to all officers, employees, offices, warehouses and other facilities and to all books and records of the Company and each of its Subsidiaries, will permit Parent and the Purchaser to make such inspections as Parent or the Purchaser may reasonably require and will cause the officers and independent auditors of the Company and its Subsidiaries to furnish Parent and the Purchaser with such financial and operating data and other information including access to working papers of its independent auditors with respect to the business and properties of the Company and its Subsidiaries as Parent or the Purchaser may from time to time reasonably request.

            (b) Parent and the Purchaser will, and Parent will cause its representatives to, comply with the terms of the letter agreement dated
March 18, 1999, between the Company and Parent. The term "Representative" as used this Section 6.6(b) shall have the meaning set forth in such letter agreement.

     6.7    OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION.

            (a) It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, each present and former director and officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including attorneys fees), judgments and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Claims"), arising out of or pertaining to any action or omission or alleged action or omission occurring on or prior to the Effective Time and based in whole or in part on the fact that such person is or was such a director or officer (including, without limitation, any Claims which arise out of or relate to the transactions contemplated by this Agreement) whether asserted or commenced prior to or after the Effective Time, to the fullest extent now or hereafter permitted by the DGCL , including provisions relating to advances of expenses incurred in the defense of any action or suit, provided that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually selected by the Indemnified Party and the Surviving Corporation. In the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time), (ii) the Company (or after the Effective Time, the Surviving Corporation) shall, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Company (or after the Effective Time, the Surviving Corporation) will, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall, and shall cause the Surviving Corporation to, use their respective best efforts to assist in the vigorous defense of any such matter; provided, that neither Parent, the Company nor the Surviving Corporation shall be liable for any settlement effected without Parent's written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such Claim, shall notify the Company or the Surviving Corporation or Parent, as the case may be, thereof and shall deliver to the Company or the Surviving Corporation or Parent an undertaking to repay any amounts advanced pursuant hereto when and if a court of competent jurisdiction shall render final judgment, not subject to appeal, that such Indemnified Party was not entitled to indemnification under this Section. Notwithstanding the foregoing, the Surviving Corporation, including its affiliates, shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties except to the extent that: (i) such Indemnified Parties have been advised by counsel that there exist actual or potential differing interests between them, or (ii) local counsel, in addition to such parties' regular counsel, is necessary or desirable in order to effectively defend against such action or proceeding. The Surviving Corporation, including its affiliates, shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and not subject to further appeal, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            (b) For six (6) years after the Effective Time, the Surviving Corporation shall, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall cause the Surviving Corporation to, maintain, without modification or amendment that would adversely affect the rights thereunder of any Indemnified Party, the provisions of the Company's certificate of incorporation and bylaws with respect to indemnification and liability of officers, directors and employees.

            (c) For six (6) years after the Effective Time, the Surviving Corporation shall, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall cause the Surviving Corporation to, provide officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy on terms no less favorable than those of such policy in terms of coverage and amounts; provided, that in no event shall the Surviving Corporation or the Parent be required to expend in excess of 200% of the rates currently paid by the Company (it being understood that if any annual premium would exceed such agreed upon amount, the Surviving Corporation shall provide the maximum coverage available for such amount).

            (d) Without limiting the generality of the other provisions of this Section 6.7, the Surviving Corporation shall, and, so long as the Surviving Corporation or any of its successors and assigns is an affiliate of Parent, Parent shall cause the Surviving Corporation to, honor any agreements disclosed to Parent and the Purchaser prior to the date of this Agreement between the Company and its directors, officers, employees and agents providing for indemnification.

            (e) This Section 6.7 shall survive the Merger, shall be binding upon all successors and assigns of the Surviving Corporation, shall continue for six (6) years after the Effective Time (or, in the case of Claims occurring on or prior to the expiration of such six (6) year period and as to which notice shall have been provided pursuant to Section 6.7(a) which have not been resolved prior to the expiration of such six (6) year period, until such Claims are finally resolved) and is intended to benefit each of the Indemnified Parties, each of whom shall be entitled to enforce this Section 6.7 against the Company, Parent and the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

     6.8 CERTAIN CONTRACTS. Parent hereby agrees to pay, or cause the Surviving Corporation to pay, without offset, deduction, counterclaim, interruptions or deferment (other than as required by applicable law) all benefits due under the terms of all contracts, agreements, arrangements, policies and commitments of the Company and its Subsidiaries with or with respect to its current or former employees, officers and directors (collectively, the "Contracts") which benefits are vested on or prior to the Effective Time or which become vested thereafter or as a result of the transactions contemplated hereby. Without limiting the foregoing, Parent acknowledges that the Company has entered into, and hereby agrees to honor and to cause the Surviving Corporation to honor the employment agreements identified on SCHEDULE 6.8 hereto.

     6.9 EMPLOYEE STOCK OWNERSHIP PLAN. All accounts in the Company's Employee Stock Ownership Plan (the "ESOP") shall become 100% vested as of the Effective Time. The Company shall take all steps necessary to terminate, as of or as promptly as practicable after the Effective Time, the ESOP, and the balance of each participant's account in the ESOP shall be delivered to such participant on or as promptly as practicable after the termination of the ESOP.

     6.10   EMPLOYEE MATTERS.

            (a) With respect to each active employee of the Company or any Subsidiary as of the Effective Time (including any such employee absent as of such date from active service for any reason, including but not limited to disability or leave of absence but excluding any terminated employee receiving severance) ("Applicable Employees"), Parent shall cause the Surviving Corporation to provide, for a period ending on the first anniversary of the Effective Time employee benefit plans, programs, policies and arrangements (other than stock options and other equity-based benefits) which in the aggregate are no less favorable than those provided under the applicable employee benefit plans, programs, policies and arrangements of the Company and each Subsidiary in effect on the Closing. Such Applicable Employees shall be given credit under each new employee benefit plan, program, policy or arrangement of Purchaser or any of its Affiliates in which such Applicable Employees are eligible to participate for all service with the Company or any Subsidiary or any predecessor employer (to the extent such credit was given by the Company or any Subsidiary) for purposes of eligibility, vesting and benefit accrual.

            (b) Purchaser shall cause its medical, dental, and other health plans, to the extent that such plans will apply to the Company's employees, to
(i) waive any preexisting condition limitations for conditions covered under the applicable medical, dental or other health plans of the Company or any Subsidiary (the "Company Welfare Plans"), and (ii) honor any deductible and out-of-pocket expenses incurred by the Applicable Employees and their dependents under the Company Welfare Plans during the portion of 1999 preceding the Closing. Purchaser shall also cause to be waived any medical certification for the Applicable Employees up to the amount of coverage the Applicable Employees had under the life insurance plan of the Company or any Subsidiary, to the extent that such plans will apply to the Company's employees. The provisions of this Section 6.10 shall not be construed as obligating Parent or the Surviving Corporation to provide any employees of the Company with equity or options on equity of Parent, affiliates of Parent or the Surviving Corporation or any other direct or indirect subsidiaries of Parent, to provide any applicable Employee or its dependents any benefits or coverage which they do not enjoy at the present time, or, following the first anniversary of Effective Time, to continue to provide any benefits or plans which Parent or the Surviving Corporation determines no longer to provide.

     6.11 APPRAISAL RIGHTS. The Company shall not settle or compromise any claim for appraisal rights prior to the Effective Time without the prior written consent of Parent.

     6.12 ACCOUNTANTS. The Company shall cause KPMG LLP ("KPMG"), the Company's independent auditors, to deliver to Parent on or prior to the Effective Time a letter dated the date of consummation of the Offer attaching an Independent Accountants' Review Report (the "Review Report") with respect to the condensed consolidated financial statements contained in any reports filed by the Company with the Commission pursuant to the Exchange Act with respect to the periods ending after December 31, 1998 (the "Reviewed Financial Statements"). The Review Report shall be addressed to the Company and shall confirm that KPMG has conducted a review in accordance with the standards established by the American Institute of Certified Public Accountants and, that based on this review, KPMG is not aware of any material modifications that should be made to the Reviewed Financial Statements.

7.   CONDITIONS

     7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company required by the DGCL and the Company's Certificate of Incorporation and, if required by applicable law, by the requisite vote of the stockholders of Parent;

            (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any required approvals in connection with any pre-merger notification filing with any relevant non-U.S. antitrust authority shall have been obtained and shall have remained in full force and effect;

            (c) No preliminary or permanent injunction or other order, decree or official action issued by any United States Federal or state or foreign court or regulatory or administrative agency or commission of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States Federal or state or foreign governmental authority of competent jurisdiction, shall be in effect, which would (i) make the acquisition or holding by Parent or its subsidiaries or affiliates of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger, or (ii) impose any limitations on the ability of Parent effectively to control, directly or indirectly through its subsidiaries, in any material respect the business and operations of the Company; and

            (d) The Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided that this condition shall be deemed waived by the Purchaser and Parent if the failure to accept for payment and purchase Shares pursuant to the Offer is for any reason other than the failure to satisfy the conditions to the Offer set forth in ANNEX I hereto.

     7.2 CONDITIONS OF OBLIGATIONS OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Purchaser.

            (a) The representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality or similar qualifications contained therein) shall be true and correct as of the expiration of the Offer as if made on and as of the date of the expiration of the Offer, except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (iii) in any case where such failure to be so true and correct would not in the aggregate have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect, and (iv) notwithstanding anything in this Agreement or ANNEX I to the contrary, in the event that any of the representations and warranties of the Company with respect to any subsidiaries are determined to be inaccurate, and all such inaccuracies capable of measurement in dollar amounts, in the aggregate, exceed $3 million, then only the amounts in excess of $3 million will be taken into account in determining whether such inaccuracies, taken together with all other breaches of representations and warranties, generally, result in a Material Adverse Effect .

            (b) The Company shall have performed or complied with all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the expiration of the Offer, unless all such failures together in their entirety would not have a Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and by the chief financial officer of the Company to such effect.

            (c) All licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in accordance with the transactions contemplated hereby shall have been obtained and be in full force and effect, except such licenses, permits, consents, approvals, authorizations, qualifications and orders, the failure to deliver which would not have a Material Adverse Effect with respect to the Company.

     7.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company.

            (a) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

            (b) Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and by the chief financial officer of Parent to such effect.

8.   TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. Subject to Section 9.6, this Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the Company:

            (a) By mutual written consent of the Boards of Directors of the Parent and the Company; or

            (b)     By the Company:

                    (i) If the Purchaser shall have failed to commence the Offer by within five (5) business days of the day which Purchaser's intention to make the Offer is announced; or

                    (ii) If the Offer is terminated in accordance with its terms without the purchase of any Shares thereunder; or

                    (iii) If the Offer shall not have been consummated within
            the period applicable pursuant to Section 1.1; or

                    (iv) If, prior to the purchase of any Shares pursuant to the Offer, the Purchaser deliberately fails to perform in any material respect any of its obligations under this Agreement; or

                    (v) If, prior to the purchase of any Shares pursuant to the Offer the Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger; or (B) shall have recommended to the stockholders of the Company any Superior Proposal, which is then pending, or resolved to do so; provided that any termination of this Agreement by the Company pursuant to this Section 8.1(b)(v) shall not be effective until the close of business on the second (2nd) full business day after notice of such termination to Purchaser;

            (c)     By the Purchaser:

                    (i) If, due to an occurrence which would result in a failure to satisfy any of the conditions set forth in ANNEX I hereto, the Purchaser shall have (A) failed to commence the Offer within five (5) business days of the day in which Purchaser's intention to make the Offer is announced, or (B) terminated the Offer after having complied with the provisions of Section 1.1 without any purchase of Shares thereunder; or

                    (ii) If the Effective Time shall not have occurred on or before October 31, 1999, unless prior thereto Parent, the Purchaser and their affiliates shall have acquired beneficial ownership of at least a majority of the then outstanding Shares; or

                    (iii) If, prior to the purchase of Shares pursuant to the
            Offer, the Board of Directors (A) shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger, or (B) shall have presented to the stockholders of the Company any Competing Transaction, or (C) shall have resolved to do any of the foregoing; or

                    (iv) If, prior to the purchase of Shares pursuant to the Offer, the Company deliberately fails to perform in any material respect any of its material obligations under this Agreement; or

                    (v) If Parent or its representatives shall have been notified that there shall have occurred prior to 1:00 a.m. Chicago time on April 30, 1999 an adverse effect on the financial markets such as would lead a reasonable underwriter in the U.K. to decide not to underwrite an issue of securities by Parent.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, then (a) this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company, except as set forth in this Section 8.2 and in Section 6.3 and Section 6.6(b); and (b) the Purchaser shall terminate the Offer, if still pending, without purchasing any Shares thereunder.

     8.3 AMENDMENT. Subject to Section 9.6, this Agreement may not be amended except by action of the Board of Directors of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that after approval of the Merger by the stockholders of the Company, no amendment may be made which amends the Certificate of Incorporation of the Surviving Corporation, decreases the Per Share Price or in any other way adversely affects the rights of such stockholders without the approval of such stockholders.

     8.4 WAIVER. Subject to Section 9.6, at any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its Board of Directors, may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, or (b) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations.
Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

9.   GENERAL PROVISIONS

     9.1    BROKERS.

            (a) The Company represents and warrants that no broker, finder or investment banker other than Schroder & Co. Inc., is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company. A copy of the engagement letter with Schroder & Co. Inc. has previously been delivered to Parent.

            (b) Parent represents and warrants that no broker, finder or investment banker other than Morgan Stanley Dean Witter is entitled to any brokerage, finder's or other fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Parent or its affiliates. A copy of the engagement letter with Morgan Stanley Dean Witter has previously been delivered to the Company.

     9.2 PUBLIC STATEMENTS. Without the prior written consent of the other party, neither party will issue any press release or otherwise make any public statements with respect to this Agreement or any transactions contemplated hereby except (a) to such party's directors, employees, agents, advisors and affiliates, in each case on a confidential and need-to-know basis, or (b) as is required, in the opinion of its outside counsel, by applicable law (including, without limitation, Federal securities laws) or pursuant to applicable requirements of any listing agreement with or the rules of the NYSE, the NASDAQ/NMS or the London Stock Exchange, as applicable, provided that if any party hereto proposes to make any disclosure based upon the opinion of its counsel such party will use its reasonable efforts to advise and consult with the other party reasonably prior to such disclosure concerning the information such party proposes to disclose.

     9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

            (a)     If to Parent or the Purchaser:

                    Aegis Group plc
                    11A West Halkin Street
                    London, SW1X 8JL, United Kingdom
                    Attention: Crispin Davis, Chief Executive Officer Telephone No.: 44-171-470-5000
                    Telecopy No.:  44-171-470-5099

                    With a copy to:

                    Aegis Group plc
                    4 Place de Saverne
                    92971 Paris La Defense
                    Cedex 106, France
                    Attention:  Eleonore Sauerwein
                    Telephone No.:  33-1-41-16-64-29
                    Telecopy No.:  33-1-41-16-65-68

                    With a copy to:

                    Mitchell Silberberg & Knupp LLP
                    11377 West Olympic Boulevard
                    Los Angeles, California 90064, U.S.A.
                    Attention:  Daniel M. Freedman, Esq.
                    Telephone No.:  310-312-3156
                    Telecopy No.:  310-312-3785

                          and

            (b)     If to the Company:

                    Market Facts, Inc.
                    3040 West Salt Creek Lane
                    Arlington Heights, Illinois 60005, U.S.A.
                    Attention:  Thomas H. Payne
                    Telephone No.:  847-590-7200
                    Telecopy No.:  847-590-7154

                    with a copy to:

                    Lord, Bissell & Brook
                    115 South LaSalle Street
                    Chicago, Illinois 60603, U.S.A.
                    Attention:  Wesley S. Walton, Esq.
                    Telephone No.:  312-443-0239
                    Telecopy No.:  312- 443-0336

     9.4 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Parent, the Purchaser or the Company, the word "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent, the Purchaser or the Company, as the case may be. For purposes of this Agreement the Company shall not be deemed to be an affiliate or subsidiary of the Purchaser or Parent. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, Parent and the Purchaser contained herein shall expire with, and be terminated and extinguished upon the purchase of Shares pursuant to the Offer, and thereafter neither the Company, Parent nor the Purchaser nor any officer, director or agent thereof shall be under any liability whatsoever with respect to any such representation or warranty. This
Section 9.5 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.6 ACTION BY COMPANY. Any action required or permitted to be taken hereunder on or prior to the Effective Time (other than the performance of the Company's obligations hereunder in accordance with the terms hereof) by the Company or by the Board of Directors of the Company (including any amendment or waiver of any provision hereof) shall require the consent of a majority, but not less than two, of the Independent Directors.

     9.7 MISCELLANEOUS. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (except for the confidentiality letter agreement described in Section 6.6(b)); (b) except for Sections 6.7, 6.8, 6.9 and 6.10 hereof (each of which is intended to benefit the persons referred to therein or entitled to the benefits thereof and each of which shall be enforceable by such persons), is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned, except by the Purchaser to a directly or indirectly wholly-owned subsidiary of Parent which in a written instrument shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware. Only the Purchaser (or Parent, or a directly or indirectly wholly-owned subsidiary of Parent to which the Purchaser assigns such rights and obligations) may commence the Offer or purchase Shares thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     9.8 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER, AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PURCHASER, THE COMPANY OR PARENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              AEGIS GROUP PLC


                              By:
                                 -------------------------------------------
                                   Crispin Davis, Chief Executive Officer



                              AEGIS ACQUISITION CORP.


                              By:
                                 -------------------------------------------
                                   Crispin Davis, Chief Executive Officer



                              MARKET FACTS, INC.


                              By:
                                 -------------------------------------------
                                   Verne B. Churchill, Chairman of the Board


                                         S-1

                                       ANNEX I
                               CONDITIONS TO THE OFFER


     Notwithstanding any other provision of the Offer, Parent or Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the meaning, as of any date: the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at the date under employee stock option or other benefit plans), less the number of Shares subject to the Option Agreements (the "Minimum Condition"); (ii) all material regulatory and related approvals have not been obtained or made on terms reasonably satisfactory to Purchaser; (iii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; or (iv) at any time on or after the date of the Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur:

            (A) any governmental entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect (or pending) and which (1) restricts, prevents or prohibits the making or consummation of the Offer, the Merger or any transaction contemplated by the Merger Agreement, (2) prohibits or limits materially the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, Parent, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of Parent, Purchaser or any other subsidiary of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, or (4) requires divestitures by Parent, Purchaser or any other affiliate of Parent of any Shares; provided that Parent shall have used all commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; or

            (B) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality or similar qualifications contained therein) shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger

     Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (3) in any case where such failure to be true and correct would not, in the aggregate, have a Material Adverse Effect, and (iv) notwithstanding anything in this Agreement or ANNEX I to the contrary, in the event that any of the representations and warranties of the Company with respect to any subsidiaries are determined to be inaccurate, and all such inaccuracies capable of measurement in dollar amounts, in the aggregate, exceed $3 million, then only the amounts in excess of $3 million will be taken into account in determining whether such inaccuracies, taken together with all other breaches of representations and warranties generally, result in a Material Adverse Effect.

            (C) the Company shall not have performed or complied with any of its obligations, covenants and agreements under the Merger Agreement to be performed or complied with by it unless all such failures together in their entirety would not have a Material Adverse Effect;

            (D) the Merger Agreement shall have been terminated in accordance with its terms;

            (E) prior to the purchase of Shares pursuant to the Offer, the Company shall have received any offer (other than pursuant to this Agreement) for the purchase of Shares, the purchase of substantially all of the Company's assets, the merger of the Company or any other transaction which would require the withdrawal or material modification of the Offer, the Merger Agreement or the Merger and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger; or

            (F) (1) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation, sale of a material portion of the assets of the Company, or other business combination with the Company; (2) (A) the Board of Directors of the Company or any committee thereof shall have withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Competing Transaction, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

            (G) there shall have occurred any change, condition event or development that has a Material Adverse Effect (excluding any change, condition, event or development arising out of or attributable to general economic conditions);

            (H) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, the NASDAQ\NMS or the London Stock Exchange for a period in excess of 24 hours (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index and suspensions or limitations resulting solely from physical damage or interference with such exchange or association not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom or (iii) any material limitation (whether or not mandatory) by any government or governmental authority of the United States or the United Kingdom on the extension of credit by banks or other lending institutions,

            (I) the Stockholders (as defined in the Option Agreements) shall have failed to comply in any material respect with their obligations pursuant to the Option Agreements,

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described herein shall be final and binding. Unless otherwise defined herein, capital terms used herein shall have the meanings ascribed to them in the Acquisition Agreement among the Parent, Purchaser and the Company to which this ANNEX I is attached (the "Agreement").

                                      EXHIBIT A
                CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

                                      EXHIBIT B
                           BY-LAWS OF SURVIVING CORPORATION


                                         B-1